Exhibit 5.1

mwe.com

December 1, 2023

Premier, Inc.

13034 Ballantyne Corporate Place

Charlotte, NC 28277

Re:	Premier, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for Premier, Inc., a Delaware corporation (the “Company”), for the purpose of registering under the Securities Act 6,000,000 shares of its Class A common stock, par value $0.01 per share (the “Securities”), for issuance pursuant to the 2023 Equity Incentive Plan (the “Plan”) (the “Shares”).

We have examined the Registration Statement, the Plan, the Certificate of Incorporation and Amended and Restated Bylaws of the Company, and certain records of the proceedings of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of certificates of officers and other representatives of the Company, instruments and certificates of public officials, corporate records and such other documents as we have deemed necessary as the basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

We express no opinion herein as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based on the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plan, when the issuance of such Shares has been duly and validly approved by the Board of Directors of the Company and delivered in accordance with the Plan, will be validly issued and fully paid and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP